Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
November 3, 2009	Richard E. Leone
Director — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES THIRD QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the third quarter of 2009 and nine months ended September 30, 2009.
Third Quarter 2009 Results
•	Net sales for the third quarter were $100.2 million

•	Operating income for the third quarter was $2.0 million

•	Excluding charges of $5.7 million associated with the Company’s debt repayment, earnings before taxes for the third quarter were $0.9 million

•	Earnings before taxes were a $4.8 million loss for the third quarter.
     For the third quarter, the Company reported net sales of $100.2 million, compared to $150.6 million in the third quarter of 2008. Including charges of $5.7 million associated with the Company’s debt repayment plus a tax expense of $3.9 million, the Company reported a net loss of $8.7 million, or $0.35 per diluted share, in the current quarter in comparison to net income of $11.3 million, or $0.49 per diluted share, for the same period in the prior year. The third quarter 2009 results were negatively affected primarily by lower trade shipments and average realized selling prices for titanium mill products, the impact from lower production utilization in the Fabrication Group, the continued weakness in commercial aerospace demand, and charges related to the repayment of its outstanding debt during the quarter.
     During the third quarter, the Company repaid $242.8 million of its outstanding bank indebtedness and thereby incurred finance-related charges of $5.7 million. At the end of the third quarter, the Company had $124.7 million of
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November 3, 2009

cash and cash equivalents and an undrawn revolving credit facility of $200 million.
     For the nine months ended September 30, 2009, the Company reported net sales of $310.7 million, compared with net sales of $461.1 million for the same period last year. For the nine-month period, the Company reported a net loss of $10.0 million, or $0.42 per diluted share, compared with net income of $52.1 million, or $2.26 per diluted share for the same period a year ago. Year-to-date results also include finance-related charges of $5.7 million as well as charges of $2.5 million associated with the U.S. Customs’ investigation related to the Company’s previously filed duty drawback claims.
NOTE: Reconciliations of non-GAAP financial measures are provided in the appendix.
Titanium Group
     For the third quarter of 2009, the Titanium Group had operating income of $1.0 million on sales of $54.4 million, including intersegment sales of $25.6 million. During the same period in 2008, this Group had operating income of $11.9 million on sales of $85.3 million, including intersegment sales of $35.9 million. Mill product shipments for the third quarter were 2.4 million pounds at an average realized price of $21.32 per pound compared to mill product shipments of 3.4 million pounds in the third quarter of 2008 at an average realized price of $23.04 per pound.
     The decrease in average realized selling prices year-over-year was driven primarily by a larger portion of total sales under long-term agreements and continued lack of spot market business, driven by lower end-market demand, as well as the excess titanium inventory in the commercial aerospace supply chain.
     During the first nine months of 2009, the Titanium Group posted operating income of $7.4 million on sales of $180.9 million, including intersegment sales of $94.6 million. For the same period in 2008, operating income was $58.7 million on sales of $283.5 million, including intersegment sales of $126.6 million. Mill product shipments for the first nine months of 2009 were 7.8 million pounds at an average realized price of $21.95 per pound compared to mill product shipments of 11.2 million pounds in 2008 at an average realized price of $23.79 per pound.
Fabrication Group
     Net sales for the Fabrication Group declined during the third quarter to $27.3 million versus $35.7 million for the same period a year ago. This Group
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had an operating loss of $0.5 million, compared to operating income of $1.0 million in the third quarter of 2008. The Fabrication Group continues to be impacted by the ongoing delays in the production of the Boeing 787, resulting in lower utilization, and by a slowdown in orders from its energy customers. Year-to-date, the Fabrication Group reported net sales of $79.9 million resulting in an operating loss of $14.2 million compared with net sales of $106.8 million and operating income of $3.4 million from the same period the previous year.
Distribution Group
     For the third quarter, net sales for the Distribution Group were $44.1 million compared to $65.5 million for the same period a year ago. This Group had operating income of $1.4 million compared to $4.9 million in the third quarter of 2008. The operating income decline was primarily attributable to lower demand in the commercial aerospace market, as well as the overall global economy. Year-to-date, the Distribution Group reported net sales of $144.5 million resulting in operating income of $6.4 million compared with net sales of $197.4 million and operating income of $19.9 million from the same period in the prior year.
CEO Comment
     Vice Chairman, President and CEO Dawne S. Hickton commented, “As we look toward the end of 2009, we still have not seen a pickup in demand nor do I expect to see demand improve until the end of 2010 at the earliest. The production delays associated with the 787 Dreamliner continue to stress our Company, particularly in the Fabrication Group. The Distribution Group, which has the best visibility into the market among our three segments, continues to see depressed spot market activity with somewhat volatile pricing. As was the case in the prior quarters of 2009, our long-term customer agreements and ability to manage expenses allow us to operate profitably in our Titanium and Distribution segments.
     “Given the continued uncertainty in the commercial aerospace market, the resulting reduced cash flows relative to our expectations, as well as our desire to be positioned to be opportunistic in our organic growth initiatives, particularly in the Fabrication Group, we elected to recalibrate our balance sheet by raising common equity and paying off $242.8 million of bank debt. We now have substantial financial flexibility with no funded debt, over $124 million in cash and cash equivalents and an undrawn $200 million revolving credit facility.”
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November 3, 2009

Conference Call Information
     To participate in today’s call at 11 a.m. Eastern Time, please dial toll free (USA/Canada) 800-446-2782 or (International) 847-413-3235 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
     Replay of the call will be available one hour after the conference ends and remains accessible until Tuesday, November 17, 2009, at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-8996 or (International) 630-652-3044 and enter passcode #25587585.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, long-term contracts, the successful completion of our capital expansion projects, the current delay and potential further delay, idling, abandonment or impairment and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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November 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$100,247	$150,615	$310,655	$461,092
Cost and expenses:
Cost of sales	82,426	113,492	263,047	322,708
Selling, general, and administrative expenses	15,384	18,723	46,526	54,829
Research, technical, and product development expenses	466	555	1,493	1,590

Operating income (loss)	1,971	17,845	(411)	81,965
Other income (expense)	252	551	2,006	(129)
Interest income	257	799	1,325	2,172
Interest expense	(7,231)	(979)	(12,007)	(1,595)

Income (loss) before income taxes	(4,751)	18,216	(9,087)	82,413
Provision for income taxes	3,901	6,964	899	30,311

Net Income (loss)	$(8,652)	$11,252	$(9,986)	$52,102

Earnings per share:
Basic	$(0.35)	$0.49	$(0.42)	$2.26

Diluted	$(0.35)	$0.49	$(0.42)	$2.26

Weighted-average shares outstanding:
Basic	24,643,301	22,838,900	23,588,555	22,881,457

Diluted	24,643,301	22,915,541	23,588,555	23,007,236

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November 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$124,733	$284,449
Receivables, less allowance for doubtful accounts of $605 and $2,260	66,265	79,778
Inventories, net	271,738	274,330
Deferred income taxes	25,577	29,456
Other current assets	8,073	11,109

Total current assets	496,386	679,122
Property, plant, and equipment, net	305,272	271,062
Goodwill	49,401	47,984
Other intangible assets, net	14,136	13,196
Deferred income taxes	30,611	15,740
Other noncurrent assets	1,602	2,099

Total assets	$897,408	$1,029,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,032	$54,422
Accrued wages and other employee costs	10,744	20,452
Unearned revenue	20,249	22,352
Current portion of long-term debt	—	1,375
Current liability for post-retirement benefits	2,632	2,632
Current liability for pension benefits	121	121
Other accrued liabilities	21,342	18,167

Total current liabilities	98,120	119,521
Long-term debt	86	238,550
Noncurrent liability for post-retirement benefits	31,520	30,732
Noncurrent liability for pension benefits	24,625	26,535
Deferred income taxes	154	154
Other noncurrent liabilities	7,310	11,777

Total liabilities	161,815	427,269

Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,715,403 and 23,688,010 shares issued; 30,021,089 and 23,004,136 shares outstanding	307	237
Additional paid-in capital	438,547	307,604
Treasury stock, at cost; 694,314 and 683,874 shares	(16,979)	(16,891)
Accumulated other comprehensive loss	(33,632)	(46,352)
Retained earnings	347,350	357,336

Total shareholders’ equity	735,593	601,934

Total liabilities and shareholders’ equity	$897,408	$1,029,203

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November 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2009	2008
Cash provided by operating activities (including depreciation and amortization of $15,985 and $14,891 for the nine months ended September 30, 2009 and 2008, respectively)	$16,738	$53,155

Cash used in investing activities	(63,362)	(88,815)

Cash provided by (used in) financing activities	(114,743)	218,986

Effect of exchange rate changes on cash and cash equivalents	1,651	(800)

Increase (decrease) in cash and cash equivalents	(159,716)	182,526
Cash and cash equivalents at beginning of period	284,449	107,505

Cash and cash equivalents at end of period	$124,733	$290,031

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November 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales:
Titanium Group	$28,853	$49,367	$86,280	$156,868
Intersegment sales	25,586	35,931	94,615	126,599

Total Titanium Group net sales	54,439	85,298	180,895	283,467

Fabrication Group	27,334	35,731	79,885	106,795
Intersegment sales	15,986	17,125	44,561	62,692

Total Fabrication Group net sales	43,320	52,856	124,446	169,487

Distribution Group	44,060	65,517	144,490	197,429
Intersegment sales	598	642	1,863	1,760

Total Distribution Group net sales	44,658	66,159	146,353	199,189

Eliminations	42,170	53,698	141,039	191,051

Total consolidated net sales	$100,247	$150,615	$310,655	$461,092

Operating income (loss):
Titanium Group before corporate allocations	$3,591	$16,138	$15,066	$68,825
Corporate allocations	(2,569)	(4,210)	(7,713)	(10,112)

Total Titanium Group operating income	1,022	11,928	7,353	58,713

Fabrication Group before corporate allocations	$1,898	$3,695	$(6,968)	$10,913
Corporate allocations	(2,394)	(2,713)	(7,185)	(7,511)

Total Fabrication Group operating income (loss)	(496)	982	(14,153)	3,402

Distribution Group before corporate allocations	$3,349	$7,200	$12,101	$26,107
Corporate allocations	(1,904)	(2,265)	(5,712)	(6,257)

Total Distribution Group operating income	1,445	4,935	6,389	19,850

Total consolidated operating income	$1,971	$17,845	$(411	$81,965

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November 3, 2009

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Unaudited)
(In thousands)

Three Months
Ended
September 30,
2009
Income (loss) before income taxes — GAAP	$(4,751)

Finance-related charges	5,623

Income before income taxes — Non-GAAP	$872

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